THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
THAT HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933, AS AMENDED.
Cliff Restricted Performance Share Unit Award
Overview — United States
Fiscal 2007

HIGHLIGHTS OF THE AWARD
This Overview is qualified in its entirety by reference to the Memorandum to Participants in the Polo Ralph Lauren 1997 Long-Term Stock Incentive Plan and to the Plan itself. Copies of the Memorandum and the Plan are available from your Human Resources Department or by logging on to Polo Express at http://poloexpress.polo.com. Once on the Polo Express home page, on the left hand side choose:
Tools & Resources → Human Resources → Benefits → Stock Plan Summaries → Long-Term Stock Incentive Plan Summary or → Long-Term Stock Incentive Plan Memorandum
OVERVIEW
The Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan (as amended and restated as of August 12, 2004, “the Plan”), authorizes the Compensation Committee of the Board of Directors to grant equity awards to officers and other employees of the Company and its subsidiaries.
As determined by the Compensation Committee, the Corporation may grant one or more types of Restricted Performance Share Units (“RPSUs”). This Overview describes one type of RPSU with three-year cliff vesting (“Cliff RPSU”) and the potential benefits of this award to you.
A Cliff RPSU award granted under the Plan provides a participant the opportunity to receive shares of Polo Ralph Lauren Class A Common Stock (traded on the New York Stock Exchange under the symbol RL) based on the achievement of cumulative performance goals over a specified period, generally three fiscal years. The performance measure(s) are set by the Compensation Committee of the Board of Directors at the time of grant, and may include (among others) one or more of the following:
     Net Earnings or Net Income (before or after taxes)
     Basic or Diluted Earnings Per Share
     Net Operating Profit
     Net Revenue or Net Revenue Growth
     Gross Profit or Gross Profit Growth
     Return on Assets
AWARD OBJECTIVES
The objectives of the award are:
1.	For selected executives, to link a portion of their long-term incentive to the achievement of specific corporate performance objectives.

2.	To attract and retain individuals of superior talent.

PLAN ADMINISTRATION
Polo Ralph Lauren’s Human Resources Department administers the Restricted Performance Share Unit Award program. Record keeping for Cliff RPSU awards is performed by Merrill Lynch. You must have an open brokerage account at Merrill Lynch in order to facilitate distribution of your vested Cliff RPSUs. You can contact a Merrill Lynch representative at 1-877-765-POLO to open an account or login at www.benefits.ml.com.
The Company’s Board of Directors reserves the right to amend, modify or terminate the Plan at any time. No such amendment to the Plan would adversely affect any Cliff RPSU awards then outstanding.
If you have any questions after reading this Overview, please consult the Memorandum to Participants (available on the Intranet as noted above) or the Corporate Compensation Department.
ELIGIBILITY FOR GRANT
Equity awards, including Cliff RPSU awards, are granted to individuals in key executive positions that have a significant impact on the strategic direction and business results of the Company. Individuals in designated positions may receive an equity award each year.
Guidelines have been established for equity awards that eligible participants may receive. The guidelines reflect a position’s scope, accountability and impact on the organization, and may also reflect changes in the value of Polo Ralph Lauren stock.
Please note that the guidelines do not constitute a guarantee that any specific individual will receive an equity award in any given year or guarantee the type or size of any grant, if a grant is made.
A Polo Ralph Lauren employee who receives an Improvement Needed (I) or Unsatisfactory (U) rating on his/her annual performance appraisal is not eligible for an equity award in the fiscal year following that appraisal performance period.
STRUCTURE OF GRANTS AND PAYOUT SCHEDULE
At the time of grant, the award has a target number of Cliff RPSUs. Threshold, Target, and Maximum levels of performance have been established for the measure(s) applicable to the award.

The payout schedule will normally be as follows:

		% of Target
Performance	% of Goal	Cliff RPSUs
Level	Achieved	Vested
Threshold	70%	75%
Target	100%	100%
Maximum	110%	150%
Note: Cliff RPSU vesting is interpolated for performance between 70%-110% of target. No payout will be earned for performance below Threshold.
Once an award is granted in any fiscal year, the performance measure(s), performance goals, vesting or payout schedule will not be modified for that grant during the award term. However, for any future awards, the Compensation Committee may change the performance measure(s), goals, vesting and payout schedule(s). In calculating performance against the goal for any fiscal year, the Corporate results may be adjusted to exclude the effects of certain events and transactions as specified by the Committee at the time of grant.
AWARD VESTING
As shown below, all Cliff RPSUs granted for a particular award will vest at the end of the three-year performance period, if at least Threshold performance for the applicable goal has been achieved. This is referred to as “cliff” vesting since all Cliff RPSUs vest at the same time.
If Threshold or better performance is achieved, participants will receive shares of stock. You will own the shares and as a shareholder of Polo Ralph Lauren, you will have voting rights, and you will receive dividends. Dividends are not earned on Cliff RPSUs. Dividends will accrue and be paid only after vesting occurs and actual shares are distributed to the participant.
If performance is below Threshold at the end of the three-year period, all Cliff RPSUs for that award will be forfeited. As noted above, as participants receive awards over a period of years, they will have potential vesting on their other awards even if the award maturing in that fiscal year does not vest.

VESTING*/EXPIRATION SCHEDULE
If a participant leaves Polo Ralph Lauren (except as a result of retirement, disability, or death) before the three-year period is over, all unvested Cliff RPSUs units are forfeited. (For details, please see the chart on Page 6.)
EXAMPLE
An award granted in fiscal 2007 will mature at the end of fiscal 2009 and will be vested in fiscal 2010, subject to achievement of the cumulative performance goals specified for FY 2007-FY 2009. Vesting of Cliff RPSUs will typically occur in June but may occur earlier or later.
Beginning with fiscal 2008, participants who receive Cliff RPSUs annually would have the opportunity for an RPSU award to vest each year, as shown below:

Year Granted	Performance Period	Year Paid [1]
FY05	FY05 — FY07	FY08
FY06	FY06 — FY08	FY09
FY07	FY07 — FY09	FY10

[1] If at least a Threshold level of performance is achieved.

Example of awards and payouts to a Division SVP:

Year		Performance	Performance	Vested	Year
Granted	# Cliff RPSUs	Period	Level	Percentage	Vested	# Shares
FY05	1,000	FY05 — FY07	Target	100%	FY08	1,000
FY06	1,000	FY06 — FY08	70%	75%	FY09	750
FY07	1,000	FY07 — FY09	110%	150%	FY10	1,500

Total Cliff RPSUs	Total Shares
Granted	Vested
3,000	3,250
VALUE OF RESTRICTED PERFORMANCE SHARE UNITS
Unlike stock options, Cliff RPSUs are not dependent on an increase in the price of Polo Ralph Lauren stock. If Threshold or better performance against the three-year cumulative goal is achieved, Cliff RPSUs offer the opportunity for you to recognize value in several ways:
•	Receiving shares of RL stock without paying any exercise price.
•	The number of Cliff RPSUs vesting can range from 75% (Threshold) to 150% (Maximum) of the target shares granted.
•	Any increase in Polo’s stock price above the grant price increases the value of the award.
The potential gain from Cliff RPSUs can be significant, as shown in the following example. As depicted, we are not forecasting actual growth in the company’s stock price, but merely illustrating both the original award value and the opportunity for gains based on potential rates of appreciation in the price of the stock.

In the example, the participant received a grant for 1,000 Cliff RPSUs. At a stock price of $55 when the grant was made, the value of the underlying shares of Polo Ralph Lauren stock was $55,000. Any increase in the stock price above the market price of the stock on the grant date increases the value of the award as shown below.
POTENTIAL VALUE INCREASE
AWARD OF 1,000 RPSUs with $55 Price at Grant Date

		If Stock Price at Payout Reaches:
	Number of Shares	$55	$58	$60	$62
Value at Threshold Performance	750	$41,250	$43,500	$45,000	$46,500

Value at Target Performance	1,000	$55,000	$58,000	$60,000	$62,000

Value at Maximum Performance	1,500	$82,500	$87,000	$90,000	$93,000

Note: Value is before tax and shares will be withheld in satisfaction of withholding taxes.
SELLING YOUR SHARES
When shares acquired through vesting of a Cliff RPSU award are sold at a later date, participants can benefit from any additional price appreciation that occurred after the date the shares were vested and distributed. Shares received from a Cliff RPSU award may be sold at any time except when such sale would be considered insider trading or during those “Blackout” periods specified by the Company’s Securities Trading Policy (see Page 8). Executive Officers, however, may sell shares only pursuant to SEC Rule 144 or another applicable exception under the Securities Act of 1933, as amended.

IF YOU LEAVE THE COMPANY
The following chart explains what happens if you leave Polo Ralph Lauren.
IMPACT ON CLIFF RESTRICTED PERFORMANCE SHARE UNIT AWARDS

Event	Status of Awards
Retirement Beginning at age 55 Disability Death	•	In the case of retirement, disability or death, a pro-rated[1] Target number of Cliff RPSUs will be determined.
	•	These pro-rated Cliff RPSUs will vest at the end of the three-year period and vesting will be based on the actual degree of achievement. If performance against the cumulative three-year goal does not reach the Threshold level, then the pro-rated Cliff RPSUs will be forfeited.

	•	All remaining Cliff RPSUs are forfeited.

Involuntary Termination	•	All unvested Cliff RPSUs are forfeited.

Dismissal for Cause	•	All vested Cliff RPSUs not yet distributed are forfeited.

	•	All unvested Cliff RPSUs are forfeited.

Voluntary Resignation	•	All unvested Cliff RPSUs are forfeited.

[1]	For purposes of the Cliff RPSU program, the pro-rated portion will be determined by taking the number of months worked during the corresponding three fiscal years, dividing it by 36, and then multiplying the resulting decimal by the number of Cliff RPSUs scheduled to vest for that grant.
Once Cliff RPSUs have vested and a participant receives shares of Polo Ralph Lauren stock from any Cliff RPSU award, the participant retains all rights to those shares.

TAX LIABILITY
The following statements regarding United States federal income tax consequences of the grant and vesting of Cliff Vesting Restricted Performance Share Unit awards under the Plan should be read in conjunction with the “Federal Income Tax Consequences” section of the Memorandum to Participants in the Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan and are not intended to be a complete summary of applicable law, nor do they address state, local or non-U.S. tax considerations. Moreover, the federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the specific circumstances of such participant. For these reasons, participants are urged to consult their tax advisors with respect to the consequences of their participation in the Plan.
AT GRANT
No United States federal income tax is owed at grant.
AT VESTING
United States federal income tax is owed on the value of the shares of Polo Ralph Lauren stock, if any, to be distributed upon vesting of any Cliff RPSUs.
For example, if 1,000 shares are distributed upon vesting of Cliff RPSUs, the shares have a value of $55 per share for a total value of $55,000 so that amount would be subject to federal income taxes. In addition, the value will be subject to state and local taxes, as well as Federal Insurance Contributions Act (FICA) to the extent applicable. A participant will automatically have a portion of their shares sold (a whole number of shares only) and the proceeds used to satisfy applicable federal, state, and local payroll and income tax withholding requirements. However, the amount withheld by Polo may be less than a participant’s actual federal, state or local income tax liabilities because a participant’s individual tax rate may exceed required withholding rates. As a result, participants may wish to consult with their tax advisors regarding their individual tax liability.
Any income generated from the vesting and distribution of a Cliff RPSU award must be reported as income to the Internal Revenue Service (IRS) and will therefore be included on the W-2 form received in the following January.
SALE OF SHARES SUBSEQUENT TO DISTRIBUTION
Please consult the Memorandum to Participants and your own tax advisor.

OTHER IMPORTANT PLAN INFORMATION
INSIDER TRADING
As provided in the Polo Ralph Lauren Employee Handbook, employees are prohibited by law from buying or selling stock if an employee has or is aware of any material, non-public information about Polo Ralph Lauren. This is commonly referred to as “insider information.” Material, non-public information is any information that has not been disclosed to the public that could affect the price of RL stock — either positively or negatively — or affect a person’s decision to buy, hold or sell stock.
Examples of what might be considered “insider information” include but are not limited to the following:
•	Earnings or other financial information;

•	Changes in dividend policy;

•	Stock splits;

•	Mergers and acquisitions;

•	Major new contracts or product-line introductions;

•	Litigation involving substantial amounts of money; or

•	Changes in management
These insider-trading rules are applicable to employees of Polo Ralph Lauren and its related companies worldwide.
COMPANY BLACKOUT PERIODS
To avoid even the appearance of “insider trading,” our Company’s policy prohibits members of the Board of Directors and all employees from making trades involving stock of the Company during certain “blackout periods.” This prohibition covers buying or selling shares, including shares received upon vesting of Cliff RPSUs. These blackout periods generally begin two weeks before the end of each of our fiscal quarters and continue through one trading day after the Company issues its earnings release for the fiscal quarter or year just ended. If the earnings release is issued before the opening of the market on a trading day, trading may begin the next day. The “blackout periods” are announced at the start of each year. In addition, the Board of Directors, officers (any employee who is a Vice President or above), and employees in the Finance and Legal departments must clear all trades with the Corporate Counsel, whether they occur within a blackout period or not.

ADDITIONAL PROHIBITED TRANSACTIONS
Because we believe it is inappropriate for any Company personnel to engage in short-term or speculative transactions involving the Company’s common stock, it is Company policy that employees do not engage in any of the following activities with respect to the securities of the Company:
•	“In and out” trading in securities of the Company. Any Company stock purchased in the market must be held for a minimum of six months, and ideally longer. (Note that the Securities and Exchange Commission (SEC) has a “short-swing profit recapture” rule that effectively prohibits Executive Officers and members of the Board of Directors from selling any Company stock within six months of a purchase. The Company has extended this prohibition to all employees. The receipt of shares pursuant to the vesting of Cliff RPSU awards is not considered a purchase under the SEC’s rule.

•	Short sales (i.e., selling stock one does not own and then borrowing the shares to make delivery.)

•	Buying or selling “puts” or “calls” (i.e., making commitments to buy or sell securities at a specified price for a fixed period of time.)
CLEARANCE OF ALL TRADES BY DIRECTORS, OFFICERS AND OTHER KEY PERSONNEL
All transactions in Company stock (purchases, sales, transfers, etc.) by members of the Board of Directors, officers (any employee who is a Vice President or above), and personnel in the Finance and Legal departments must be cleared by the Corporate Counsel. If you contemplate a transaction, you must contact the Corporate Counsel at (212) 705-8280 before contacting Merrill Lynch or taking any other step to initiate a transaction.

In the event of any discrepancy between the terms of the Plan and the Cliff RPSU Overview, the terms of the Plan will govern. A copy of the official Polo Ralph Lauren Corporation 1997 Long-Term Stock Incentive Plan is available from your Human Resources department or you may log on to the Intranet at http:/poloexpress.polo.com.